UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

XL GROUP LTD	XLIT LTD.
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

BERMUDA	CAYMAN ISLANDS
(Jurisdiction of Incorporation	(Jurisdiction of Incorporation
or Organization)	or Organization)

98-0665416	98-0191089
(I.R.S. Employer Identification no.)	(I.R.S. Employer Identification no.)

O’Hara House	XL House
One Bermudiana Road	8 St. Stephen’s Green
Hamilton, HM08	Dublin 2
Bermuda	Ireland
(Address of Principal Executive Offices)	(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so Registered	Name of each exchange on which each class is to be registered

4.450% Subordinated Notes Due 2025	The New York Stock Exchange
5.500% Subordinated Notes Due 2045	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None

None

(Title of Class)

EXPLANATORY NOTE

On March 30, 2015, XLIT Ltd., a Cayman Islands exempted company (“XL-Cayman”) issued its 4.450% Subordinated Notes Due 2025 and 5.500% Subordinated Notes Due 2045 (together, the “Subordinated Notes”), which are guaranteed by XL Group Public Limited Company, an Irish public limited company (the “XL-Ireland”). The Subordinated Notes were issued pursuant to the Base Indenture (as defined below) as supplemented by the First Supplemental Indenture (as defined below) (together, the “Indenture”).

The Subordinated Notes are listed on the New York Stock Exchange and were registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a registration statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 30, 2015 (File No. 001-10804 and File No. 001-35311), as amended by Form 8-A/A filed with the Commission on July 25, 2016 (File No. 001-10804 and File No. 001-35311) (as amended, the “Form 8-A”).

On July 25, 2016, XL-Cayman, XL-Ireland, XL Group Ltd, a Bermuda exempted company (the “XL-Bermuda”) and Wells Fargo Bank, National Association, a national banking association, as trustee, entered into a second supplemental indenture (the “Second Supplemental Indenture”). Pursuant to the Second Supplemental Indenture, XL-Bermuda provided a guarantee in respect of the Subordinated Notes pursuant to the terms of the Indenture.

On August 3, 2016, XL-Cayman, XL-Ireland (In Members Voluntary Liquidation), XL-Bermuda and Wells Fargo Bank, National Association, a national banking association, as trustee, entered into a third supplemental indenture (the “Third Supplemental Indenture”). Pursuant to the terms of the Third Supplemental Indenture, XL-Ireland was released from its guarantee in respect of the Subordinated Notes.

The undersigned registrants hereby amend the following items, exhibits and portions of the Form 8-A in order to reflect that the Subordinated Notes are no longer guaranteed by XL-Ireland.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and restated in its entirety as follows:

The information required by this item is herein incorporated by reference to the information set forth under the caption “Description of the Subordinated Notes and Guarantees” in the Prospectus Supplement dated March 24, 2015, and under the caption “Description of Debt Securities and Guarantees” in the accompanying Prospectus dated November 4, 2014, as filed on March 25, 2015 and November 4, 2014, respectively, with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, by XL-Ireland and XL-Cayman.

The information in relation to the XL-Bermuda Guarantee is herein incorporated by reference to the information set forth under the caption “Description of Debt Securities and Guarantees” in the Prospectus contained within Amendment No. 1 to the Registration Statement on Form S-3 (333-199842) filed on July 25, 2016 with the Commission by XL-Bermuda, XL-Ireland and XL-Cayman.

Pursuant to the terms of the Third Supplemental Indenture, XL-Ireland was released from its guarantee in respect of the Subordinated Notes. The full text of the Third Supplemental Indenture is incorporated by reference into this Item 1.

Item 2. Exhibits.

Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit No.	Description

4.1	Subordinated Indenture, dated as of March 30, 2015, between XLIT Ltd., as issuer, XL Group plc, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by XL Group plc with the Commission on March 30, 2015 (the “Base Indenture”).

4.2	First Supplemental Indenture, dated as of March 30, 2015, between XLIT Ltd., as issuer, XL Group plc, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by XL Group plc with the Commission on March 30, 2015 (the “First Supplemental Indenture”).

4.3	Second Supplemental Indenture, dated as of July 25, 2016 between XLIT Ltd., as issuer, XL Group plc, as guarantor, XL Group Ltd, as guarantor, and Wells Fargo Bank, National Association, as trustee, filed as Exhibit 4.3 to the Current Report on Form 8-K filed by XL Group Ltd with the Commission on July 25, 2016.

4.4	Third Supplemental Indenture, dated as of August 3, 2016 between XLIT Ltd., as issuer, XL Group pic (In Members Voluntary Liquidation), as guarantor, XL Group Ltd, as guarantor, and Wells Fargo Bank, National Association, as trustee, filed as Exhibit 4.2 to the Current Report on Form 8-K filed by XL Group Ltd with the Commission on August 9, 2016.

4.5	Form of Subordinated Note due 2025 (included in Exhibit 4.2 hereto).

4.6	Form of Subordinated Note due 2045 (included in Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

Dated: August 9, 2016

XL GROUP LTD
(Registrant)

By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	General Counsel & Secretary

XLIT LTD.
(Registrant)

By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	Secretary